Exhibit 10.1



                         REAL ESTATE PURCHASE AGREEMENT
                         ------------------------------


     THIS REAL ESTATE PURCHASE AGREEMENT ("Agreement") is made and entered into effective as of the 18th day of April, 2011 (the "Effective Date"), by and between Tharaldson Motels II of Las Vegas, Inc., a Nevada Corporation ("Seller") and Voyager Entertainment International, Inc., a Nevada corporation ("Purchaser"). Seller and Purchaser may sometimes be referred to herein individually as a "Party" or collectively as the "Parties."


     PRELIMINARY STATEMENTS. Seller is the owner of fee simple title to the that certain real property located in the Clark County, Nevada, legally described on Exhibit A, attached hereto which consists of a 3 acre parcel of land (the "Primary Parcel") and a 1.89 acre parcel of land (the "Secondary Parcel"). The Primary Parcel and Secondary Parcel are collectively referred to herein as the "Property." As used herein, the term "Property" also includes all improvements and fixtures situated therein, all right, title and interest of Seller in and to all easements and other appurtenances in favor of, benefiting any part thereof. Purchaser desires to purchase the Property for purposes of constructing an observation wheel open to the public (the "Observation Wheel"). Seller is willing to sell the Property, pursuant to the terms and conditions of this Agreement.


     NOW, THEREFORE, in consideration of the premises, and the mutual covenants and agreements contained herein, and such other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties agree as follows:



     1. Definitions. Capitalized terms used herein shall have the meanings specified herein.

     2. Purchase and Sale. Subject to the provisions of this Agreement, at the Closing, and in exchange for the agreed upon purchase price, Purchaser shall purchase and Seller shall sell, transfer and convey to Purchaser, all of Seller's entire right, title and interest in and to the Property, free and clear of all liens and encumbrances of any kind or nature except the Permitted Exceptions as hereinafter defined.

     3. Purchase Price; Deposit; Payment and Financing.

     (a) The total consideration to be paid to Seller by Purchaser for the Property is Thirty Million and No/100 Dollars ($30,000,000) (the "Purchase Price"). The Purchase Price shall be allocated as follows: (i) Twenty Million Nine Hundred Thousand and No/100 Dollars ($20,900,000) for the purchase of the Primary Parcel (the "Primary Parcel Purchase Price"); and (ii) Nine Million One

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Hundred Thousand and No/100 Dollars ($9,100,000) for the purchase of the
Secondary Parcel (the "Secondary Parcel Purchase Price").

     (b) Simultaneously with the execution of this Agreement, Purchaser shall deliver the following to Seller One Thousand and No/100 Dollars ($1,000) in the form a check (the "Cash Deposit").

     (c) Upon the expiration of the Due Diligence Period, Purchaser shall deliver to Seller an additional Six Hundred Thousand and No/100 Dollars ($600,000) in the form of immediately available funds (the "Additional Deposit"). The Additional Deposit and the Cash Deposit shall be referred to collectively as the "Deposit." Upon the expiration of the Due Diligence Period, the Deposit shall be non-refundable except as provided for in Section 18 of the Agreement.

     (d) Upon the Effective Date of this Contract, Purchaser shall deliver to Seller the following as additional consideration:

          (i) 2,500,000 shares of Preferred "Series C" Stock in Purchaser issued to Stashick Asset Management, which shall have a minimum value of $100,000 upon the expiration of the Due Diligence Period. In lieu of the stock certificate, VEII shall attach the corporate resolution as an exhibit indicating the authorization of stock at the time of the execution of this Agreement in form and substance acceptable to Seller; and

          (ii) 5,000,000 shares of Preferred "Series C" stock in Purchaser issued to Seller, which shall have a minimum value of $200,000 upon the expiration of the Due Diligence Period. In lieu of the stock certificate, VEII shall attach the corporate resolution as an exhibit indicating the authorization of stock at the time of the execution of this Agreement in form and substance acceptable to Seller.

     (e) The Primary Parcel Purchase Price shall be paid at Closing in cash by wire transfer in immediately available funds, at which time Purchaser shall receive credit for the following amounts to determine the balance Purchase Price due and payable:

          (i) The Deposit;

          (ii) $100,000 for the 2,500,000 shares of Preferred "Series C" Stock in Purchaser issued to Stashick Asset Management; and

          (iii) $200,000 for the 5,000,000 shares of Preferred "Series "C" Stock in Purchaser issued to Seller.

     (f) The Secondary Parcel Purchase Price shall be paid at Closing in cash by wire transfer in immediately available funds.

     (g) As additional consideration, Purchaser shall provide to Seller and Stashick Asset Management an option to purchase additional Preferred "Series C" Stock in Seller (the "Preferred Stock Options") which may be exercised no later than 60 days following the opening of the Observation Wheel to the general public.


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     4. Due Diligence Period. (a) The Parties agree that Purchaser shall have the right to review certain matters affecting the Property (collectively referred to as the "Due Diligence Conditions") as described in Paragraphs 4(a)(i) through 4(a)(v) below. This period of review shall be referred to in this Agreement as the "Due Diligence Period." The Due Diligence Period shall commence as of the date of this Agreement and continue thereafter for a period of forty five (45) days. During such Due Diligence Period, Purchaser, at its sole expense, shall have the right to examine and review the following Due Diligence Conditions:

          (i) Purchaser may obtain, at its expense, a current and accurate ALTA survey ("ALTA Survey") of the Property prepared and certified by a registered land surveyor, unless a recent survey exists, (within 90 days). If such Survey discloses any matters that, in the absolute discretion of Purchaser, render the Property not suitable for purchase, and Purchaser notifies Seller that Purchaser has determined such matters to be "Objectionable Conditions" (as defined in Paragraph 4(b) below), then Seller may elect to, but shall not be obligated to, cure such Objectionable Conditions as provided in Paragraph 4(c), or Purchaser may exercise any of the remedies provided in Paragraph 4(d).

          (ii) Seller shall deliver to Purchaser a current commitment for title insurance (on an ALTA form), issued by the _____________________ ("Escrow Agent") which shows marketable fee simple title to the Property in Seller, free and clear of all liens (other than such liens which will be removed by Seller prior to Close of Escrow), assessments, charges, claims, actions, encumbrances, easements, rights-of-way, restrictions, and title exceptions of any kind, except real estate taxes not yet delinquent, pursuant to which the Escrow Agent commits to issue its ownership title insurance policy in favor of Purchaser in the amount of the Purchase Price (the "Title Policy"). If such title commitment discloses any matters that, in the absolute discretion of Purchaser, render the Property not suitable for purchase, and Purchaser notifies Seller that Purchaser has determined such matters to be Objectionable Conditions, then Seller may cure such Objectionable Conditions as provided in Paragraph 4(c), or Purchaser may exercise any of the remedies provided in Paragraph 4(d). Any exceptions or other matters listed on the title commitment to which Purchaser does not object, identify or list in the Objectionable Conditions shall be deemed "Permitted Exceptions."

          (iii) Seller agrees to provide to Purchaser, at no expense to Purchaser, within five days following the Effective Date, any and all engineering studies, zoning information, soil investigations and reports, water and sewer studies, topographical maps, platting and all other materials and documents concerning the Property owned by Seller or in Seller's possession.

          (iv) Purchaser shall review, at its expense, all necessary licenses, permits, approvals and zoning with respect to or affecting the Property. If such review discloses any matters that, in the absolute discretion of Purchaser, render the Property not suitable for purchase, Purchaser may terminate this Agreement without liability except as set forth in Section 5 by delivering written notice of such termination to Seller on or before the expiration of the Due Diligence Period.


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     (b) With respect to each of the Due Diligence Conditions set forth in
Paragraphs 4(a)(i) through 4(a)(iv) above, Purchaser shall deliver written notice to Seller on or before the expiration of the Due Diligence Period as to whether (i) such Due Diligence Condition is satisfied and accepted by Purchaser (an "Accepted Due Diligence Condition"), or (ii) such Due Diligence Condition is not satisfied and not accepted by Purchaser. If Purchaser does not accept any one or more of the Due Diligence Conditions, then Purchaser shall deliver written notice to Seller on or before the expiration of the Due Diligence Period of any such Due Diligence Conditions determined by Purchaser to be objectionable conditions (the "Objectionable Conditions").

     (c) Seller shall have the right, but not the obligation, to cure any Objectionable Conditions. Seller may exercise such right by delivering written notice to Purchaser within five (5) days after receipt of the notice of an Objectionable Condition pursuant to Paragraph 4(b) above. If Seller elects to cure such Objectionable Condition, then Seller shall do so in good faith and with reasonable diligence. Seller shall promptly notify Purchaser when Seller has successfully cured the Objectionable Condition. Within five (5) days after receipt of such notice from Seller, Purchaser shall either accept the Due Diligence Condition as an Accepted Due Diligence Condition or continue its objection to the condition if it, in the absolute discretion of Purchaser, continues to render the Property not suitable for purchase. If Purchaser continues its objection, then Purchaser may elect to terminate this Agreement as provided in Paragraph 4(d) below, or Purchaser may allow Seller to continue its attempt to cure the condition as provided in this Paragraph 4(c).

     (d) If Seller fails to deliver notice to Purchaser that it will cure the Objectionable Condition, or if Seller has failed to cure the Objectionable Condition as determined by Purchaser as provided in Paragraph 4(c) above, then Purchaser may either (i) waive the Objectionable Condition and continue to purchase the Property pursuant to this Agreement, or (ii) terminate this Agreement without liability by delivering written notice of such termination to Seller. If Purchaser waives the Objectionable Condition, then the condition shall become an Accepted Due Diligence Condition. If Purchaser elects to terminate this Agreement, then this Agreement shall thereupon terminate and be of no further force or effect

     (e) In the event Purchaser disapproves or finds unacceptable, in Purchaser's sole and absolute discretion, any matters reviewed by Purchaser during the Due Diligence Period pursuant to this Section 4 hereof, Purchaser may elect to terminate this Agreement pursuant to the provisions of Section 4 hereof and the Cash Deposit required hereunder shall be returned to Purchaser.

     5. Entry Prior to Closing. Purchaser and its employees, agents, and consultants will have the right, to enter upon the Property to inspect, examine, survey, perform physical and environmental tests, and otherwise do whatever Purchaser deems necessary or appropriate to investigate any matter which Purchaser deems appropriate in order to evaluate the Property. Seller shall reasonably cooperate with Purchaser in conducting the foregoing activities. Prior to entry upon the Property for purposes of conducting physical testing of the improvements or test drilling on the Property as may permitted under this
Section 5, Purchaser shall have procured general liability insurance in an amount of at least Two Million Dollars ($2,000,000) per occurrence and insuring Seller as an additional insured, all of which shall be in form and substance

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reasonably satisfactory to Seller. Purchaser shall not cause or permit any mechanic's liens, materialmen's liens, or other liens to be filed against the Property as a result of the inspections. Purchaser shall promptly repair and restore any damage to the Property caused by entry upon the Property by Purchaser. Purchaser shall indemnify, defend, and hold harmless Seller and Seller's officers, directors, shareholders, customers, invitees, members, partners, tenants, agents, and employees (collectively, the "Indemnified Parties"), from and against any and all actions, losses, costs, damages, claims, liabilities, and expenses (including court costs and reasonable attorneys' fees) brought, sought, or incurred by or against any of the Indemnified Parties to the extent caused by the activities of Purchaser or its representatives as permitted hereunder while on the Property. Notwithstanding anything to the contrary recited herein, the foregoing indemnification and repair and restoration obligations (collectively, "Purchaser's Indemnity") shall expressly survive Closing or earlier termination of this Agreement for a period of twelve (12) months thereafter.

     6. Conditions to Obligation of Purchaser. Purchaser's obligations to purchase the Property and to pay the Purchase Price are subject to the following conditions precedent having been fully satisfied or waived by Purchaser at or prior to the Closing:

     (a) The representations and warranties of Seller contained in this Agreement must have been true, accurate and correct on the date of this Agreement and must be true, accurate and correct in all material respects on the date of Closing;

     (b) The Seller shall have performed and complied with all agreements, covenants, acts, undertakings and conditions required by this Agreement prior to or at the Closing;

     (c) Other than the Permitted Exceptions, the Property shall be free and clear of all liens, debts, leases, licenses, tenancies, and other occupancies however they may be derived or claimed and there shall be no unpaid bills, charges, costs, or expenses of any kind which could create or permit the filing of any lien of any kind against the Property; except to the extent relating to the real property contiguous to the Property for which Purchaser has an option to purchase.

     7. Conditions to Obligation of Seller. Seller's obligations to sell the Property are subject to the following conditions precedent having been fully satisfied or waived by Seller at or prior to the Closing:

     (a) The representations and warranties of Purchaser contained in this Agreement must have been true, accurate and correct on the date of this Agreement and must be true, accurate and correct in all material respects on the date of Closing; and

     (b) The Purchaser shall have performed and complied with all agreements, covenants, acts, undertakings and conditions required by this Agreement prior to or at the Closing.

     8. Representations and Warranties.

     (a) Seller represents and warrants to Purchaser the following:


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          (i) To Seller's knowledge, Seller is not in violation of any federal, state or local laws, ordinances or governmental authorities with respect to the Property;

          (ii) To Seller's knowledge, no person or entity has the right to possession of the Property (and there are no actions pending or threatened pursuant to which any person or entity claims the right to possession of the Property);

          (iii) To Seller's knowledge, and other than the Permitted Exceptions, no person or entity has any right or option to purchase, lease, use, or otherwise occupy or enter upon the Property;

          (iv) To Seller's knowledge, and other than the Permitted Exceptions, there are no licenses, liens or encumbrances affecting the Property;

          (v) Neither Seller, nor any of its agents, employees or partners, has received written notice (A) from any federal, state or local agency or authority alleging any safety, pollution, environmental, zoning, or other violation of law with respect to the Property or any part thereof which has not been satisfactorily corrected or resolved, (B) concerning the possible or anticipated condemnation of any part of the Property or the widening or change of grade of streets abutting the Property or concerning any special taxes or assessments levied or to be levied against the Property, (C) concerning any change in the zoning classification of the Property, or (D) proposing or announcing a material change in the tax assessment of the Property or any part thereof;

          (vi) Seller is a limited liability company, duly organized and validly existing under the laws of the State of Delaware;

          (vii) Seller has the power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The parties signing this Agreement on behalf of Seller have the full legal power, authority and right to execute and deliver this Agreement. This Agreement constitutes a valid and legally binding agreement enforceable against Seller in accordance with its terms;

          (viii) For purposes of two Agreements, "Seller's Knowledge" or "the Knowledge of Seller" or other similar phrases shall mean solely the actual knowledge (as opposed to "constructive" or "implied" knowledge") of Seller, including without limitation the knowledge of Gary Tharaldson and Paul Stashick. In no event shall "Seller's Knowledge" include any knowledge imputed to Seller by any other person or entity.

     (b) Purchaser represents and warrants to Seller the following:

          (i) Purchaser is an Officer, duly organized and validly existing under and pursuant to the laws of the State of Nevada; and

          (ii) Purchaser has all requisite power and authority to enter into this Agreement, and to consummate the transactions contemplated hereby and to fulfill its obligations under this Agreement. The parties signing this Agreement on behalf of Purchaser have the full legal power, authority and right to execute and deliver this Agreement. This Agreement constitutes a

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     valid and legally binding agreement enforceable against Purchaser in accordance with its terms.

     (a) All of the representations and warranties contained in this Paragraph 8 shall be true and correct as of the date of this Agreement.

     (b) No Warranties. EXCEPT AS SET FORTH IN SECTION 8(A), THE PROPERTY IS BEING PURCHASED AND SOLD "AS IS", WHERE IS" AND WITH "ALL FAULTS", INCLUDING WITHOUT LIMITATIONS, ALL MATTERS DISCLOSED, DISCOVERED OR DISCOVERABLE BY BUYER AND ANY LATENT DEFECTS AND OTHER MATTERS NOT DETECTED IN BUYER'S INSPECTIONS. PURCHASER SPECIFICALLY ACKNOWLEDGES AND CONFIRMS THAT SELLER HAS NOT MADE AND SELLER SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN AS TO, CONCERNING, OR WITH RESPECT TO THE PROPERTY EXCEPT AS SET FORTH IN SECTION 8(A). THE PURCHASE PRICE AND THE TERMS AND CONDITIONS SET FORTH HEREIN ARE THE RESULT OF ARM'S-LENGTH BARGAINING BETWEEN PARTIES FAMILIAR WITH TRANSACTIONS OF THIS KIND AND NATURE, AND THE AGREED UPON PURCHASE PRICE, AND THE TERMS AND CONDITIONS SET FORTH HEREIN REFLECT THE FACT THAT PURCHASER SHALL HAVE THE BENEFIT OF, AND IS RELYING UPON, NO STATEMENTS, REPRESENTATIONS OR WARRANTIES WHATSOEVER, MADE BY OR ENFORCEABLE AGAINST SELLER (OTHER THAN THE EXPRESS REPRESENTATIONS AND WARRANTIES OF SELLER SET FORTH IN SECTION 8(A))

     EXCEPT TO THE EXTENT CAUSED BY A BREACH OF ANY OF SELLER'S EXPRESS REPRESENTATIONS, PURCHASER, FOR ITSELF AND ITS SUCCESSORS AND ASSIGNS, RELEASES SELLER AND SELLER'S AGENTS, EMPLOYEES, OFFICERS, DIRECTORS, BROKERS, CONTRACTORS AND REPRESENTATIVES FROM, AND WAIVES ANY AND ALL CAUSES OF ACTION OR CLAIMS AGAINST ANY OF SUCH PERSONS FOR (I) ANY AND ALL LIABILITY ATTRIBUTABLE TO ANY PHYSICAL CONDITION OF OR AT THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE PRESENCE ON, UNDER OR ABOUT THE PROPERTY OF ANY HAZARDOUS SUBSTANCES; (II) ANY AND ALL LIABILITY RESULTING FROM THE FAILURE OF THE PROPERTY TO COMPLY WITH ANY APPLICABLE LAWS, CODES, OR REGULATIONS INCLUDING, WITHOUT LIMITATION, ANY ENVIRONMENTAL LAW; AND (III) ANY LIABILITIES, DAMAGES OR INJURY ARISING FROM, CONNECTED WITH OR OTHERWISE CAUSED BY STATEMENTS, OPINIONS OR INFORMATION OBTAINED FROM ANY OF SUCH PERSONS WITH RESPECT TO THE PROPERTY.

     AS USED HEREIN, THE TERM "HAZARDOUS SUBSTANCES" SHALL MEAN ANY MATERIAL OR SUBSTANCE THAT, WHETHER BY ITS NATURE OR USE, IS NOW OR HEREAFTER DEFINED AS A HAZARDOUS WASTE, HAZARDOUS SUBSTANCE, POLLUTANT OR CONTAMINANT UNDER ANY LOCAL,

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STATE OR FEDERAL LAW, RULE OR REGULATION, OR WHICH IS TOXIC, EXPLOSIVE,
CORROSIVE, FLAMMABLE, INFECTIOUS, RADIOACTIVE, CARCINOGENIC, MUTAGENIC OR OTHERWISE HAZARDOUS AND WHICH IS NOW OR HEREAFTER REGULATED UNDER ANY LOCAL, STATE, OR FEDERAL LAW, RULE OR REGULATION OR WHICH IS OR CONTAINS PETROLEUM, GASOLINE, DIESEL FUEL OR ANOTHER PETROLEUM HYDROCARBON PRODUCT.

     AS USED HEREIN, THE TERM "ENVIRONMENTAL LAW" SHALL MEAN ANY LAW, RULE OR REGULATION RELATING TO ANY HAZARDOUS SUBSTANCES.


----------------------------------          -----------------------------------
SELLER'S INITIALS                           PURCHASER'S INITIALS


     9. Seller Covenants. Seller hereby covenants and agrees with Purchaser:

     (a) To furnish Purchaser with true and correct copies of any instruments or documents in Seller's possession, whether of record or not, which affect or which reasonably relate to the Property or the ability of Purchaser to utilize the Property, within seven (7) days from the date of this Agreement, including, without limitation, engineering and geological studies;

     (b) Until Closing, to maintain the Property (in Seller's possession) in its current condition subject to normal wear and tear;

     (c) That it will not sell, lease, mortgage, subject to lien or otherwise transfer, dispose of the Property, or enter into any contract affecting the Property, except such leases as are in affect on the date of this Agreement; and

     (d) To execute such documents and instruments as reasonably requested by the Escrow Agent sufficient for the Escrow Agent to issue the Title Policy.

     10. Coordination with Master Plan and Future Development. The Property is subject to that master plan known as the Cityview/Desert Express Approved Master Plan which was approved by Clark County, Nevada (the "Master Plan"), a copy of which has been provided to Purchaser. To best coordinate the development of the overall site subject to the Master Plan, the Parties agree to the following:

     (a) The proposed Observation Wheel is not a permitted use under the Master Plan, and Purchaser will be required to obtain a special use permit from Clark County to commence construction on the Observation Wheel. Purchaser agrees that while it is purchasing approximately 4.89 acres from Seller, it will limit the construction of the Observation Wheel to a building envelope of approximately
2.37 acres as depicted on Exhibit B attached hereto (the "Observation Wheel Site").

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     (b) Future development under the Master Plan will require roads, public rights-of-way and other infrastructure to completed on portions of the Property which are not located within the Observation Wheel Site (the "Excess Property"). At the time of such development, Purchaser will transfer the Excess Property to Seller or its designee in exchange for the rights to utilize parking spaces within the Master Plan property in an amount equivalent to the number of parking spaces as existed on the Excess Property on the date of such transfer.

     (c) The full development of the Master Plan will require cross easements, rules and regulations, use restrictions and certain other agreements between the property owners subject to Master Plan. These agreements may be reflected in various documents, including a comprehensive set of Covenant, Conditions and Restrictions for the development. Purchaser and Seller shall mutually agree to any such documents provided that such documents do not materially impact Purchaser's ability to construct and operate the Observation Wheel.

     (d) The understanding of the Parties provided in this Section 10 shall survive Closing and will be set forth in further detail through a separate and potentially multiple agreements to be executed upon Closing. Seller, in its discretion, may elect to record any such agreement against the Property at the time of Closing.

     11. Closing.

     (a) Provided that all conditions of the Parties respective obligations hereunder have been satisfied, and unless Purchaser has exercised any of its rights to terminate this Agreement, the closing of the purchase and sale of the Primary Parcel (the "Primary Parcel Closing") shall take place on _______________, 2011 [six months from the Effective Date] ("Primary Parcel Closing Date"), at the offices of the Escrow Agent, or at such time and such place as otherwise mutually agreed upon by the Parties. Purchaser shall be entitled to one six month extension of the Primary Parcel Closing Date, provided that no less than 15 days prior to the Primary Parcel Closing Date, Purchaser
(i) delivers written notice of such extension to Seller, (ii) issues 1,250,000 shares of Preferred "Series C" Stock in Purchaser to Stashick Asset Management, which shall have a minimum value of $50,000 at the time of transfer, and (iii) issues 2,500,000 shares of Preferred "Series C" Stock in Purchaser to Seller, which shall have a minimum value of $100,000 at the time of transfer. Seller shall have right to cause a third party review of stock purchase to confirm that proper stock is being transferred.

     (b) Provided that all conditions of the Parties respective obligations hereunder have been satisfied, and unless Purchaser has exercised any of its rights to terminate this Agreement, the closing of the purchase and sale of the Secondary Parcel (the "Secondary Parcel Closing") shall take place at the offices of the Escrow Agent upon the earlier of (i) one year from the Effective Date or (ii) ten business days following the issuance of debt necessary for Purchaser to purchase the Secondary Parcel ("Secondary Parcel Closing Date"), or at such time and such place as otherwise mutually agreed upon by the Parties.

     (c) The term "Closing" or "Closing Date" may be used in this Agreement to refer to the Primary Parcel Closing or Secondary Parcel Closing and the Primary Parcel Closing Date or Secondary Parcel Closing Date as shall be appropriately applicable.

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     12. Deliveries at Closing. At the Closing:

     (a) Seller shall execute, acknowledge and/or deliver to the Escrow Agent and/or Purchaser, at Seller's cost and expense:

          (i) Seller's executed Grant, Bargain and Sale Deed ("Deed"), conveying the Property to Purchaser, duly acknowledged and in form for recording, which Deed shall convey to Purchaser, good and marketable title to the Property, free and clear of all liens, assessments, charges, claims, actions, encumbrances, easements, rights-of-way, restrictions, and title exceptions except Permitted Exceptions and real estate taxes not yet delinquent;

          (ii) An affidavit, under penalty of perjury, stating that Seller is not a "foreign person" as defined in Section 1445 of the of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, and stating Seller's United States Taxpayer Identification Number;

          (iii) A State of Nevada Declaration of Value which shall list the Purchase Price as the fair market value of the Property;

          (iv) Such documents or instruments required to transfer and assign to Purchaser all of the Seller's right, title and interest in and to the Property otherwise reasonably necessary to be executed or delivered for consummation of the transactions contemplated hereby or to satisfy Seller's obligations hereunder.

          (v) In the event Purchaser elects to assume any of the leases affecting the Property, Seller shall execute an Assignment and Assumption of Leases.

          (vi) Any documentation required under Section 10 of this Agreement.

     (b) Purchaser shall execute, acknowledge and/or deliver to the Escrow Agent, at Purchaser's cost and expense:

          (i) Any documents or instruments required to be executed pursuant to this Agreement, or otherwise reasonably necessary to be executed or delivered for consummation of the transactions contemplated hereby.

          (ii) Purchaser shall deliver the documentation necessary to issue the Preferred Stock Options.

          (iii) In the event Purchaser elects to assume any of the leases affecting the Property, Purchaser shall execute an Assignment and Assumption of Leases.

          (iv) Any documentation required under Section 10 of this Agreement.

     13. Possession. The Purchaser shall be entitled to exclusive possession of the Property at the Closing.


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     14. Costs and Expenses. Seller agrees to pay the cost of all charges incurred by Seller for the procurement, preparation and recording of any releases, waivers, consents, and other instruments required to clear Seller's title to the Property in accordance with the provisions hereof, including the Deed, the cost of the Title Policy, one-half of the escrow fee, any and all taxes that may become due and owing by reason of the sale of the Property. Purchaser agrees to pay the cost of any endorsements to the Title Policy, one-half of the escrow fee, and the cost of inspections performed by Purchaser. Each Party agrees to pay its own attorneys' fees. Additionally, Seller agrees to pay all brokerage fees associated with this transaction.

     15. Prorations. Real estate taxes on the Property for the year of the Closing shall be prorated through the date of Closing. If such taxes are not known at Closing, then the parties agree to prorate real estate taxes for the year of Closing based on the 2010 real estate tax amount.

     16. Taxes. Purchaser shall pay any transfer and use tax that may be assessed. The amount of any real estate conveyance tax, excise tax, or other similar fees or taxes (other than normal recording fees) which may become payable in connection with the sale of the Property or the recording of the Deed shall be paid by Purchaser.

     17. Risk of Loss. Risk of loss with respect to the Property shall be on Seller until the Closing. In the event of any damage to or destruction to the Property prior to the Closing, Purchaser, at its exclusive election, exercisable in its absolute discretion either (a) may complete the purchase of the Property in its existing condition and receive from Seller at the Closing any insurance proceeds relating to such damage or destruction which have been received by Seller and not expended to repair or restore the Property (or an assignment of the right to receive such proceeds from the insurance company if they have not yet been paid, but only to the extent such rights exist), or (b) at any time prior to Closing, may elect to terminate this Agreement. This Section is intended as an express provision with respect to casualty of the Property which supersedes the provisions of the Nevada Uniform Vendor and Purchaser Risk Act.

     18. Remedies. In the event Seller shall be deemed to be in default hereunder following the expiration of the Due Diligence Period, Purchaser, at Purchaser's option shall have the following limited rights to either (i) terminate this Agreement, whereupon Purchaser shall be entitled to an immediate refund of the Deposit, and the Parties hereto shall have no further obligations to one another hereunder, or (ii) seek enforcement of specific performance of this Agreement. Provided, however, that Purchaser's ability to pursue an action for specific performance for Seller's failure to complete the Closing shall be conditioned upon Purchaser's filing in court a lawsuit for specific performance no later than sixty (60) days after the Closing Date or the right to seek specific performance shall be waived by Purchaser. Seller shall have no liability for damages. In the event the purchase and sale contemplated hereby is not closed by reason of Purchaser's inability, failure or refusal to perform Purchaser's obligations hereunder, then Seller shall retain the Deposit as full liquidated damages, whereupon no party hereto shall have any further rights, claims or liabilities hereunder. Purchaser and Seller hereby specifically acknowledge and agree that the damage to Seller from Purchaser's breach hereunder would be difficult or impossible to accurately determine, that the Deposit is a reasonable estimate of Seller's damages, and that the retention by Seller of the Deposit does not constitute a penalty.

     19. Condemnation. In the event that any action is initiated prior to the Closing by any governmental entity to acquire all or a substantial portion of the Property by condemnation or eminent domain proceedings, then Purchaser at its exclusive election may elect to terminate this Agreement by giving written notice of the exercise of such election to Seller within twenty (20) days after Seller furnishes written notice of the commencement of such condemnation or eminent domain proceedings to Purchaser or, if no such notice is furnished by Seller, at any time prior to the Closing. For purposes of this paragraph, "a substantial portion of the Property" shall mean such portion of the Property whose taking would make the remaining portion of the Property unsuitable or uneconomical in Purchaser's reasonable business judgment for its intended use for the Property. In the event that such condemnation or eminent domain proceedings involve the taking of less than a substantial portion of the Property, then Purchaser shall have no right to terminate this Agreement, but at the Closing, Seller shall pay over or assign to Purchaser the proceeds of any award made to or received by, or which may be made to or received by, Seller in such condemnation or eminent domain proceedings and all of Seller's rights thereto. Under no circumstances shall Seller have the right to terminate this Agreement as a result of anything contained in this Paragraph 19. This Section is intended as an express provision with respect to condemnation of the Property which supersedes the provisions of the Nevada Uniform Vendor and Purchaser Risk Act.

     20. Multiple Copies. The Parties may execute multiple copies of this Agreement, each of which shall be an original for all purposes.

     21. Binding Agreement. This Agreement shall run with the land which is the subject of this Agreement and shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns.

     22. Notices. Any notice or other communication required or permitted hereunder shall be in writing and shall be delivered personally, sent by facsimile transmission or sent by certified, registered or express mail, postage prepaid. Any such notice shall be deemed given when so delivered personally, or sent by facsimile transmission or, if mailed, two (3) days after the date of deposit in the United States mails, addressed as follows:




              If to Seller:           Tharaldson Motels II of Las Vegas, Inc.

                                      ---------------------------------------

                                      ---------------------------------------

                                      Attn: Gary Tharaldson

                                      Fax:
                                            ---------------------------------

              With a copy to:         Stashick Asset Management

                                      325 Lake Dillon Drive, Suite 102

                                      PO Box 1447

                                      Dillon, Colorado 80435

                                      Attn: Paul Stashick

                                      Fax:
                                            ---------------------------------




              With a copy to:         Brownstein Hyatt Farber Schreck, LLP

                                      410 17th Street, Suite 2200

                                      Denver, Colorado 80202

                                      Attn: Nicole Ament

                                      Fax:  303.223.0974




              If to Purchaser:        Voyager Entertainment International, Inc.

                                      4483 West Reno Ave.

                                      Las Vegas, NV 89118

                                      Attn: Richard L. Hannigan, Sr.

                                      Fax:  702.221.8509




              With a copy to:         Tracy Jones

                                      12552 S 125 W

                                      Draper, UT, 84020-8409

                                      Attn: Tracy Jones

                                      Fax:  801. 523.0375



         Any Party may change its address for purposes of this Paragraph by giving notice to the other Party, as provided in this Paragraph.

     23. Assignment. Purchaser shall not assign Purchaser's rights under this Agreement, in part or whole, to any third party without the prior written consent of Seller, which may be withheld in its sole discretion.

     24. No Third Party Beneficiaries. No party other than the Parties shall have or acquire any rights to the Property or to this Agreement or any provision hereof by virtue of the Parties' entering into this Agreement.

     25. Publicity. No press release or other public announcement concerning this Agreement or the transactions contemplated hereby shall be made without advance approval thereof by Seller, except as required by law for publicly traded companies. Purchaser shall not use the following names associated in any materials, correspondence, submittal, documents or other promotional items of Purchaser without the prior written consent of Seller: Cityview, Desert Train, Tharaldson Finance, Tharaldson Lodging, Tharaldson Motels II of Las Vegas, Inc., Gary Tharaldson, Equilibrium Resorts, Strategic Real Estate Group, Stashick Asset Management, Paul Stashick, or any other Stashick related or Tharaldson related company or organization.

     26. Consents and Approvals. Except where expressly provided as being in the discretion of a Party, where agreement, approval, acceptance, consent, or similar action by either Party is required under this Agreement, such action shall not be unreasonably delayed, conditioned or withheld.

     27. Attorney's Fees. In any action between the Parties seeking enforcement of any of the terms and provisions of this Agreement, or in connection with the Property, the prevailing Party in those actions shall be awarded, in addition to costs, damages, injunctive or other relief, its actual costs and expenses incurred in that action including, but not limited to, its reasonable attorneys' fees.

     28. Governing Law. This Agreement shall be governed by the laws of the State of Nevada.

     29. Waiver of Jury Trial. To the fullest extent permitted by law, Buyer and Seller hereby forever waive the right to trial by jury in the event of any suit, action or proceeding arising out of or relating to this Agreement or any of the instruments delivered in connection therewith, and agree that any such suit, action, or proceeding shall be tried by the court.

     30. Paragraph Headings. The paragraph headings in this Agreement are solely for convenient reference and shall not be considered in the interpretation or application of this Agreement.

     31. Time of the Essence. Time is of the essence of this Agreement.

     32. Number and Gender. Where the context requires, all singular words in this Agreement shall be construed to include their plural and all words of neuter gender shall be construed to include the masculine and feminine forms of such words.

     33. Entire Agreement. This Agreement contains the entire agreement between Seller and Purchaser with respect to the subject matter of this Agreement; and there are no agreements, promises, assurances, representations, warranties, undertakings, or understandings, either written or oral, between the Parties concerning the purchase and sale of the Property. No amendment of this Agreement shall be effective or binding unless it is in writing and has been signed by each of the Parties.

     34. Incorporation of Exhibits. This Agreement shall be deemed to have incorporated by reference all Exhibits referred to herein to the same extent as if such Exhibits were fully set forth herein. Each reference to "this Agreement" shall be construed to include each such Exhibit.




IN WITNESS WHEREOF, the Parties or their duly authorized representatives have executed this Agreement, all as of the date first above written.



         SELLER:

         THARALDSON MOTELS II OF LAS VEGAS, INC., a Nevada Corporation


         By:
            -----------------------------------------------------------

         Name:
              ---------------------------------------------------------

         Title:
               --------------------------------------------------------




         PURCHASER:

         VOYAGER ENTERTAINMENT INTERNATIONAL INC., a Nevada Corporation


         By:
            -----------------------------------------------------------

         Name:
              ---------------------------------------------------------

         Title:
               --------------------------------------------------------

                                    EXHIBIT A





                                Legal Description





Property Location:



The subject Property is located on Dean Martin Drive between Flamingo and Harmon north of Panorama Towers and adjacent to the Bellagio and MGM Project City Center



Parcel Numbers:



16220204002, 16220210001-002- 003-004-005



Total Parcel Size:



4.89+/- Acres of land for this mixed use Hotel/Casino mixed use site. NOTE:
Existing leases have early termination rights

                     [AERIAL VIEW OF PROPERTY APPEARS HERE]

                                    EXHIBIT B



                             Observation Wheel Site






             [OVERHEAD VIEW OF OBSERVATION WHEEL SITE APPEARS HERE]








                      [OBSERVATION WHEEL SITE APPEARS HERE]